Exhibit 99.1

City Office REIT Reports Third Quarter 2019 Results

VANCOUVER—November 1, 2019—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”) today announced its results for the quarter ended September 30, 2019.

Third Quarter Highlights

•	GAAP net loss attributable to common stockholders was approximately $3.0 million, or ($0.07) per fully diluted share;

•	Core FFO was approximately $12.4 million, or $0.29 per fully diluted share;

•	AFFO was approximately $9.3 million, or $0.22 per fully diluted share;

•	Same Store Cash NOI increased 5.8% as compared to the third quarter of 2018;

•	In-place occupancy closed the quarter at 91.2%, or 93.1% including signed leases that commence after quarter end;

•	Executed approximately 144,000 square feet of new and renewal leases during the quarter;

•	Acquired a 191,000 square foot property in Denver, Colorado for $48.8 million (“7601 Tech”);

•	Issued 8,000,000 shares of common stock pursuant to the Company’s at-the-market (“ATM”) program at an average price of $13.32 per share for aggregate gross proceeds of approximately $106.5 million;

•	Modified loan agreements at four of the Company’s properties, generating interest rate savings;

•

Upsized the Company’s unsecured credit facility (the “Unsecured Credit Facility”) from $250 million to $300 million by issuing a new tranche of term loan commitments in the principal amount of $50 million (the “Term Loan”);

•	Declared a third quarter dividend of $0.235 per share of common stock, paid on October 25, 2019; and

•	Declared a third quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on October 25, 2019.

Highlights Subsequent to Quarter End

•	Issued 6,900,000 shares of common stock in a public follow-on offering for aggregate gross proceeds of approximately $95.6 million.

“The events of the quarter and subsequent to quarter end have been highly impactful for City Office. With the recent common stock offerings, we have positioned ourselves with significant capital to fund our pipeline and continue our growth in thriving 18-hour cities,” commented James Farrar, the Company’s Chief Executive Officer.

“In combination with the ATM and equity offering, the various debt-related transactions enhanced our balance sheet and continued our pattern of locking in long-term, fixed-rate debt at attractive rates. Our focus into the end of the year is to continue the strong operating trends at our properties and to prudently deploy our growth capital.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and Adjusted Cash NOI, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of September 30, 2019 contained 5.9 million net rentable square feet and was 91.2% occupied, or 93.1% including signed leases that commence after quarter end.

City Office’s NOI was approximately $24.6 million, or approximately $24.1 million on an adjusted cash basis, during the third quarter of 2019.

Same Store Cash NOI increased 5.8% for the three months ended September 30, 2019 as compared to the same period in the prior year. Same Store Cash NOI increased 4.5% for the nine months ended September 30, 2019 as compared to the same period in the prior year.

Investment and Disposition Activity

During the quarter, the Company completed the acquisition of 7601 Tech, a six-story office building comprised of approximately 191,000 square feet located in Denver, Colorado. The purchase price was $48.8 million, exclusive of closing costs, and the acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.1%. The property was 95% leased at closing with a weighted average lease term remaining of 7.5 years, when giving effect to committed leases that commence after quarter end. The tenancy is anchored by an investment grade corporate tenant and a large public company. 7601 Tech is a Class A building built in 1997 with high-end finishes, large flexible floorplates and unobstructed views. The Company has integrated 7601 Tech with another property in the Company’s portfolio located directly adjacent thereto, 7595 Tech (formerly “DTC Crossroads”), to create a 380,000 square foot campus with shared amenities and leasing flexibility.

The Company remains engaged in a sale process for its Logan Tower property in Denver, Colorado. The sale remains subject to an agreement on sale terms and no assurances can be made as to the terms or timing of the sale, if any.

The Company has also entered into an agreement for the sale of a land parcel at its Circle Point property in Denver, Colorado at a sale price of $6.5 million, exclusive of closing costs. The disposition is anticipated to close in the first quarter of 2020.

Leasing Activity

The Company’s total leasing activity during the third quarter of 2019 was approximately 144,000 square feet, which included 43,000 square feet of new leasing and 101,000 square feet of renewals. Approximately 140,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 3.8 years at a weighted average annual rent of $27.34 per square foot and at a weighted average cost of $7.61 per square foot per year. Notably, the Company executed a new, approximately 30,000 SF lease at its 7595 Tech property.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 6.4 years at a weighted average annual rent of $32.90 per square foot and at a weighted average cost of $5.04 per square foot per year.

Capital Structure

In September 2019, the Company executed a third amendment to the Unsecured Credit Facility. The amendment increases the commitment under that facility from $250 million to $300 million by issuing a new tranche of term loan commitments in the principal amount of $50 million. The five-year Term Loan matures in September 2024 and bears interest at a rate of LIBOR plus a spread of 1.25% to 2.15%, depending on our consolidated leverage ratio.

In conjunction with the Term Loan, the Company also entered a pay-fixed receive-variable interest rate swap with a notional amount of $50 million, effectively fixing the LIBOR component of the Term Loan at approximately 1.27% for a five-year term.

As of September 30, 2019, the Company had total principal outstanding debt of approximately $657.1 million. Approximately $563.7 million or 85.8% of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to the interest swap, which effectively fixes the 30-day LIBOR rate, approximately 93.4% of our debt was effectively fixed rate at September 30, 2019. Our total principal outstanding debt had a weighted average maturity of approximately 5.6 years and a weighted average interest rate of 3.99%.

During the quarter, the Company issued 8,000,000 shares of its common stock through its ATM program at an average price of $13.32 per share for aggregate gross proceeds of approximately $106.5 million.

Subsequent to quarter end, the Company issued 6,900,000 shares of its common stock, including the full exercise of the underwriters’ overallotment option, in a public follow-on offering for aggregate gross proceeds of approximately $95.6 million.

In August 2019, the $17.1 million loan secured by the Company’s Carillon Point property in Tampa, Florida was modified to, among other terms, reduce the interest rate on the loan from 3.50% to 3.10%.

In August 2019, the $30.9 million loan secured by the Company’s FRP Collection property in Orlando, Florida was modified to, among other terms, reduce the interest rate on the loan from 3.85% to 3.10%.

In August 2019, the $22.4 million loan secured by the Company’s Greenwood Blvd property in Orlando, Florida was modified to, among other terms, reduce the interest rate on the loan from 4.60% to 3.15%.

In September 2019, the $18.0 million loan secured by the Company’s Central Fairwinds property in Orlando, Florida was modified to, among other terms, reduce the interest rate on the loan from 4.00% to 3.15%.

Dividends

On September 16, 2019, the Company’s board of directors approved and the Company declared a cash dividend of $0.235 per share of the Company’s common stock for the three months ended September 30, 2019. The dividend was paid on October 25, 2019 to common stockholders and unitholders of record as of October 11, 2019.

On September 16, 2019, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock. The dividend was paid on October 25, 2019 to preferred stockholders of record as of October 11, 2019.

Revised 2019 Outlook

The Company is updating its full year 2019 guidance based on year-to-date performance, issuance of common stock during and subsequent to quarter end, timing of completed acquisitions and dispositions and its expectations for the remainder of the year. Lower Core FFO guidance is the result of share issuances in the third quarter and subsequent to quarter end.

Full Year 2019 Guidance

	Previous		Updated
	Low	High	Low	High
Net Property Acquisitions	$78M	$90M	$97M	$110M
Net Operating Income	$98.8M	$99.8M	$99.3M	$99.9M
General & Administrative Expenses	$10.3M	$11.3M	$11.0M	$11.6M
Interest Expense	$31.5M	$32.5M	$29.1M	$29.7M
2019 Core FFO per diluted share	$1.23	$1.26	$1.17	$1.19
Net Recurring Straight-Line Rent Adjustment	$2.5M	$3.5M	$2.0M	$2.6M
Same Store Cash NOI Change	4.0%	5.0%	4.0%	5.0%
December 31, 2019 Occupancy	92.0%	93.5%	92.0%	93.0%

This revised outlook reflects management’s view of current and future market conditions, including assumptions on future acquisitions and dispositions, rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates.

Material Considerations:

1.

The General and Administrative Expenses guidance includes approximately $1.7 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance would have been $9.3 – $9.9 million.

2.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 44.4 million for the purpose of the full year 2019 guidance.

3.	No future capital offerings or share repurchases have been assumed.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on November 1, 2019.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on November 1, 2019, continuing through 11:59 pm Eastern Time on February 1, 2020 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10135596. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties and anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. All forward-looking statements included in this press release are based upon information available to the Company on the date hereof and the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform these statements to actual results. The forward-looking statements involve a number of significant risks and uncertainties. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. The factors set forth in the Risk Factors section and otherwise described in the Company’s filings with SEC could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this press release. The Company does not guarantee that the assumptions underlying such forward-looking statements are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of September 30, 2019 or relate to the quarter ended September 30, 2019.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	September 30,	December 31,
	2019	2018
Assets
Real estate properties
Land	$230,034	$223,789
Building and improvement	782,576	704,113
Tenant improvement	91,016	77,426
Furniture, fixtures and equipment	285	319

	1,103,911	1,005,647
Accumulated depreciation	(93,623)	(70,484)

	1,010,288	935,163

Cash and cash equivalents	12,281	16,138
Restricted cash	20,240	17,007
Rents receivable, net	31,844	26,095
Deferred leasing costs, net	11,235	10,402
Acquired lease intangible assets, net	73,394	75,501
Other assets	16,830	2,755
Assets held for sale	13,905	17,370

Total Assets	$1,190,017	$1,100,431

Liabilities and Equity
Liabilities:
Debt	$651,693	$645,354
Accounts payable and accrued liabilities	28,431	25,892
Deferred rent	5,574	5,331
Tenant rent deposits	5,691	4,564
Acquired lease intangible liabilities, net	8,763	8,887
Other liabilities	21,349	11,148
Liabilities related to assets held for sale	356	878

Total Liabilities	721,857	702,054

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 47,647,063 and 39,544,073 shares issued and outstanding	476	395
Additional paid-in capital	483,200	377,126
Accumulated deficit	(128,823)	(92,108)
Accumulated other comprehensive income	247	—

Total Stockholders’ Equity	467,100	397,413
Non-controlling interests in properties	1,060	964

Total Equity	468,160	398,377

Total Liabilities and Equity	$1,190,017	$1,100,431

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Rental and other revenues	$38,946	$33,547	$117,236	$95,317
Operating expenses:
Property operating expenses	14,384	13,253	42,754	36,627
General and administrative	2,775	1,850	8,435	5,793
Depreciation and amortization	15,035	13,379	44,057	37,044

Total operating expenses	32,194	28,482	95,246	79,464

Operating income	6,752	5,065	21,990	15,853
Interest expense:
Contractual interest expense	(7,378)	(5,915)	(22,022)	(16,184)
Amortization of deferred financing costs and debt fair value	(321)	(311)	(992)	(1,297)

	(7,699)	(6,226)	(23,014)	(17,481)
Net gain on sale of real estate property	—	—	478	46,980

Net (loss)/income	(947)	(1,161)	(546)	45,352
Less:
Net income attributable to non-controlling interests in properties	(164)	(135)	(498)	(384)

Net (loss)/income attributable to the Company	(1,111)	(1,296)	(1,044)	44,968
Preferred stock distributions	(1,855)	(1,855)	(5,565)	(5,565)

Net (loss)/income attributable to common stockholders	$(2,966)	$(3,151)	$(6,609)	$39,403

Net (loss)/income per common share:
Basic	$(0.07)	$(0.08)	$(0.16)	$1.08

Diluted	$(0.07)	$(0.08)	$(0.16)	$1.07

Weighted average common shares outstanding:
Basic	42,591	37,494	40,610	36,572

Diluted	42,591	37,494	40,610	36,920

Dividend distributions declared per common share	$0.235	$0.235	$0.705	$0.705

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended
September 30, 2019
Net loss	$(947)
Adjustments to net loss:
General and administrative	2,775
Contractual interest expense	7,378
Amortization of deferred financing costs and debt fair value	321
Depreciation and amortization	15,035

Net Operating Income (“NOI”)	$24,562
Net recurring straight line rent/expense adjustment	(127)
Net amortization of above and below market leases	24

Portfolio Adjusted Cash NOI	$24,459
NCI in properties - share in cash NOI	(388)

Adjusted Cash NOI (CIO share)	$24,071

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended
September 30, 2019
Net loss attributable to common stockholders	$(2,966)
(+) Depreciation and amortization	15,035

12,069
Non-controlling interests in properties:
(+) Share of net income	164
(-) Share of FFO	(310)

FFO attributable to common stockholders	$11,923

(+) Stock based compensation	431

Core FFO attributable to common stockholders	$12,354

(+) Net recurring straight line rent/expense adjustment	(127)
(+) Net amortization of above and below market leases	24
(+) Net amortization of deferred financing costs and debt fair value	318
(-) Net recurring tenant improvement and incentives	(1,723)
(-) Net recurring leasing commissions	(971)
(-) Net recurring capital expenditures	(526)

AFFO attributable to common stockholders	$9,349

Core FFO per common share	$0.29

AFFO per common share	$0.22

Dividends per common share	$0.235
Core FFO Payout Ratio	82%
AFFO Payout Ratio	108%
Weighted average common shares outstanding - diluted	43,005

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2019	2018
Rental and other revenues	$38,946	$33,547
Property operating expenses	14,384	13,253

Net operating income (“NOI”)	$24,562	$20,294
Less: NOI of properties not included in same store	(5,842)	(2,131)

Same store NOI	$18,720	$18,163
Less:
Termination fee income	(90)	(80)
Straight line rent/expense adjustment	155	(363)
Above and below market leases	45	62
NCI in properties - cash NOI	(388)	(358)

Same store cash NOI	$18,442	$17,424

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full year 2019 Outlook
	Low	High
Net loss attributable to common stockholders	$(8,772)	$(7,972)
(+) Depreciation and amortization	60,200	60,400
(-) Net gain on sale of real estate property	(478)	(478)
(-) Non-controlling interests in properties	(650)	(650)
(+) Stock based compensation	1,700	1,700

Core FFO attributable to common stockholders	$52,000	$53,000

Core FFO per common share	$1.17	$1.19

Weighted average shares of common stock	44,400	44,400

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com